                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-44532
                              Zero Coupon Convertible Senior Debentures due 2020
                                                           CUSIP No. 629568 AC 0


                             NABORS INDUSTRIES, INC.

              PROSPECTUS SUPPLEMENT NO. 1 DATED SEPTEMBER 25, 2000
                      TO PROSPECTUS DATED SEPTEMBER 6, 2000

      The selling securityholders table on pages 7 and 8 of the prospectus is amended by this supplement to add the following entities as selling securityholders and to list the amounts of the securities beneficially owned and being offered for sale by such securityholders:

                                     ZERO COUPON CONVERTIBLE DEBENTURES DUE 2020
                                     -------------------------------------------
                                        AMOUNT BENEFICIALLY    AMOUNT OFFERED
SELLING SECURITYHOLDER                         OWNED              FOR SALE
----------------------                  -------------------    --------------
Arkansas PERS                                $ 3,000,000        $ 3,000,000
Bay County PERS                              $   250,000        $   250,000
BBT Fund, L.P.                               $25,000,000        $25,000,000
Boilermakers Blacksmith Pension Trust        $ 2,150,000        $ 2,150,000
ECT Investments, Inc.                        $11,000,000        $11,000,000
First Republic Bank                          $   300,000        $   300,000
Island Insurance Convertible Account         $   230,000        $   230,000
Kerr McGee Corporation                       $   970,000        $   970,000
Morgan Stanley & Co.(1)                      $ 6,545,000        $ 6,545,000
PRIM Board                                   $ 4,600,000        $ 4,600,000
Southern Farm Bureau Life Insurance          $ 1,500,000        $ 1,500,000
Starvest Managed Portfolio                   $   150,000        $   150,000
State of Mississippi Health Care Tr Fund     $ 1,500,000        $ 1,500,000
State of Oregon Equity                       $ 7,600,000        $ 7,600,000
Worldwide Transactions Ltd.                  $   367,000        $   367,000

The table is further amended to correct the name of the selling securityholder UBS O'Connor LLC F/B/O by changing it to UBS O'Connor LLC F/B/O UBS Global Equity Arbitrage Master Limited.

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(1) Morgan Stanley & Co. Incorporated was the initial purchaser of these securities in the Rule 144A offering in which these securities were issued. This entity and/or affiliates have provided, and may in the future provide, investment banking services to us, including acting as lead underwriter and/or co-manager with respect to offerings of debt and equity securities.